UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2006

Zoom Technologies, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-18672	51-0448969
(Commission File Number)	(I.R.S. Employer Identification No.)

207 South Street, Boston, MA	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 423-1072
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01    Changes in Registrant’s Certifying Accountant

(a) Previous independent registered public accounting firm

On April 6, 2006, the appointment of KPMG LLP (“KPMG”) as the principal accountants for Zoom Technologies, Inc. (the “Company”) was terminated. This action was approved by the Audit Committee of the Company.

KPMG’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain any adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the audits of the Company’s fiscal years ended December 31, 2005 and 2004 and through April 6, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference thereto in its reports on the Company’s financial statements for such years.

In connection with the audits of the Company’s fiscal years ended December 31, 2005 and 2004 and through April 6, 2006, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

The Company has requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated April 12, 2006, is filed as Exhibit 16.1 to this Form 8-K.

(b) New independent registered public accounting firm

On April 6, 2006, upon the approval of the Audit Committee of the Company, UHY LLP (“UHY”) was engaged as the independent registered public accounting firm for the Company, subject to completion of UHY’s internal approval process. During the Company’s fiscal years ended December 31, 2005 and 2004 and through April 6, 2006, the Company did not consult with UHY LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K. The principal reason for the new engagement of UHY was due to the substantially lower fees expected to be charged by UHY in connection with the Company’s 2006 audit as compared to the fees quoted by KPMG.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter from KPMG LLP dated April 12, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2006	ZOOM TECHNOLOGIES, INC.

	By:	/s/ Robert A. Crist
Robert A. Crist, Chief Financial Officer